TERMINATION AGREEMENT

TERMINATION AND RELEASE AGREEMENT, dated as of January 5, 2007 (this “Agreement”), between THORIUM POWER, LTD., a Nevada corporation (the “Company”) and THOMAS GRAHAM, JR. (“Optionee”).

BACKGROUND

The parties desire to terminate that certain stock option agreement, dated June 14, 2001, between Thorium Power Inc., now a subsidiary of the Company, and the Optionee, by which the Optionee was granted the option to purchase 100,000 shares of common stock in Thorium Power Inc. (the “Option Agreement”), Following the merger between the Company and Thorium Power Inc., the options to purchase the shares under Option Agreement were converted into options to purchase 2,562,780 shares of common stock in the Company. The board of directors of the Company by written consent, dated as of the date of this Agreement, unanimously resolved to terminate the Option Agreement as of the date hereof through this Agreement. The board of directors also unanimously resolved to grant of 467,242 stock options to the Optionee under a separate agreement in the form of Exhibit A hereto that is being entered into on or about the date hereof.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for such other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Termination and Release. The Option Agreement is hereby terminated and of no further force and effect. In consideration of the mutual promises herein contained and such other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each party hereto hereby releases and forever discharges the other party hereto, its officers, directors, employees, agents and representatives from any and all claims, liabilities, suits and damages arising or in any way related to the Option Agreement and agrees not to commence any such suit or make any such claim against the other party, its officers, directors, employees, agents or representatives. Each party hereto represents and warrants to the other party that he has not made any such claim or suit prior to the date hereof.

2. Grant of New Option. The Company shall grant to the Optionee 467,242 stock options under the Company’s 2006 Stock Plan by entering into a Stock Option Agreement that is substantially in the form of Exhibit A hereto.

3. Miscellaneous. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Neither party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other party. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THORIUM POWER, LTD:

By:
Seth Grae, President and Chief Executive Officer

OPTIONEE:

By:
Thomas Graham, Jr.

EXHIBIT A

Stock Option Agreement

(See Attached)